Exhibit 4.1

Execution Copy

AMENDMENT NO. 2 dated as of May 1, 2009 (this “Amendment”), to the Series 2000 Supplement dated as of September 26, 2000 (as amended through the date hereof, the “Series 2000 Supplement”), to the Amended and Restated Pooling and Servicing Agreement dated as of October 5, 2001 (as amended through the date hereof, the “Agreement”), among CITIBANK (SOUTH DAKOTA), NATIONAL ASSOCIATION, a national banking association, as Seller, Servicer and successor by merger to Citibank (Nevada), National Association, as Seller, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee (the “Trustee”).

The parties hereto hereby agree as follows:

1. Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Series 2000 Supplement.

2. Amendments to Section 2.01(a).  The definitions of the terms “Available Investor Principal Collections,” “Investor Finance Charge Collections” and “Subordinated Series Reallocated Principal Collections” are hereby amended and restated in their entirety as follows:

“Available Investor Principal Collections” shall mean, with respect to any Due Period, the sum of (a) an amount equal to Investor Principal Collections for such Due Period, plus (b) Allocable Miscellaneous Payments on deposit in the Collection Account for such Due Period, plus (c) Series 2000 Excess Principal Collections on deposit in the Collection Account for such Due Period, plus (d) Subordinated Series Reallocated Principal Collections which, pursuant to the terms of the related Supplement are reallocated to Series 2000 and treated as a portion of Available Investor Principal Collections for such Due Period, plus (e) the Reassignment Amount.

“Investor Finance Charge Collections” shall mean, with respect to any Due Period, the sum of (a) an amount equal to the product of (i) the Floating Allocation Percentage for such Due Period and (ii) Allocable Finance Charge Collections deposited in the Collection Account for such Due Period; minus (b) the aggregate amount of Servicer Interchange for such Due Period, plus (c) Subordinated Series Reallocated Principal Collections which, pursuant to the terms of the related Supplement are reallocated to Series 2000 and treated as a portion of Investor Finance Charge Collections for such Due Period.

“Subordinated Series Reallocated Principal Collections” shall mean, with respect to any Due Period, that portion of Collections of Principal Receivables allocable to a Subordinated Series which, pursuant to the terms of the related Supplement, are reallocated to Series 2000 for such Due Period and treated as a portion of Available Investor Principal Collections or Investor Finance Charge Collections.

3. Amendment to Section 4.03.  Section 4.03(a) is hereby amended by replacing the first sentence thereof with the following:

“With respect to any Due Period, the Servicer will compute the amount, if any, by which the Series 2000 Default Amount for such Due Period exceeds (i) the amount of Investor Finance Charge Collections with respect to such Due Period, minus (ii) an amount equal to accrued and unpaid fees and expenses of, and other amounts due to, the Indenture Trustee, minus (iii) an amount equal to the targeted deposit to the Interest Funding Account with respect to such Due Period pursuant to Section 4.02(a)(ii)(B), minus (iv) the amount of the Series 2000 Monthly Servicing Fee with respect to such Due Period paid pursuant to Section 4.02(a)(ii)(A) (such excess, an “Investor Charge-Off”).”

4. Conditions to Effectiveness.  It shall be a condition to the effectiveness of this Amendment that, on or prior to the date hereof, (a) the Bank shall have delivered to the Trustee an Opinion of Counsel, substantially in the form of Exhibit H-1 to the Agreement to the effect that (i) the Amendment has been entered into in accordance with the terms and provisions of Section 13.01 of the Agreement and will not adversely affect in any material respect the interests of any Investor Certificateholder and (ii) the Amendment has been duly authorized, executed and delivered by the Bank and is enforceable against it in accordance with its terms, and (b) the Rating Agency Condition shall have been satisfied.

5. Governing Law.  This Amendment shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

6. Counterparts.  This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

7. Effect on Series 2000 Supplement. Except as expressly amended hereby, the Series 2000 Supplement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof.  After the date hereof, any reference to the Series 2000 Supplement shall mean the Series 2000 Supplement as amended by this Amendment.  The Trustee makes no representation as to the validity or sufficiency of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the date first above written.

CITIBANK (SOUTH DAKOTA),
NATIONAL ASSOCIATION,
Seller and Servicer,
By:  /s/ Douglas C. Morrison
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      Douglas C. Morrison
            Vice President

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Trustee,

By:  /s/ Irene Siegel
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         Irene Siegel
Vice President

By:  /s/ Maria Inoa
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         Maria Inoa
Associate

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